Exhibit 4.1

GENERAL ELECTRIC CAPITAL SERVICES, INC.,

Company

GENERAL ELECTRIC CAPITAL CORPORATION,

Successor Company

GENERAL ELECTRIC COMPANY,

Guarantor

and

THE BANK OF NEW YORK MELLON

as successor to JPMorgan Chase Bank, N.A. (successor to The Chase Manhattan Bank, National Association)

Trustee

FIRST SUPPLEMENTAL INDENTURE

Dated as of February 22, 2012

With respect to the:

INDENTURE DATED AS OF AUGUST 1, 1995

GUARANTEED SUBORDINATED DEBT SECURITIES

THIS FIRST SUPPLEMENTAL INDENTURE (this “First Supplemental Indenture”), dated as of February 22, 2012, is between GENERAL ELECTRIC CAPITAL SERVICES, INC., a corporation duly organized and existing under the laws of the State of Delaware (the “Company”), GENERAL ELECTRIC CAPITAL CORPORATION, a corporation duly organized and existing under the laws of the State of Delaware (the “Successor Company”), GENERAL ELECTRIC COMPANY, a corporation duly organized and existing under the laws of the State of New York (the “Guarantor”) and THE BANK OF NEW YORK MELLON (as successor to JPMorgan Chase Bank, N.A. (successor to The Chase Manhattan Bank, National Association)), a New York banking corporation, as trustee (the “Trustee”).

WITNESSETH:

WHEREAS, the Company has heretofore executed and delivered to the Trustee an Indenture, dated as of August 1, 1995 (the “Indenture”), among the Company, the Guarantor and the Trustee, providing for the issuance by the Company from time to time of its unsecured subordinated bonds, debentures, notes and other evidences of indebtedness guaranteed by the Guarantor to be issued in one or more series (the “Securities”) up to such principal amount or amounts as may from time to time be authorized in or pursuant to a resolution or certificate of the Board of Directors, the Securities Issuance Committee or the Designated Officers of the Company or in or pursuant to one or more supplemental indentures, and furthermore has delivered to the Trustee resolutions by the Board of Directors of the Company at meetings held on March 29, 1995 and June 29, 1995 and an Officers’ Certificate executed under these resolutions, providing for the issuance of $300,000,000 in aggregate principal amount of its 7½% Guaranteed Subordinated Notes due August 21, 2035, which currently constitute the only series of Securities Outstanding under the Indenture; and

WHEREAS, the Company and the Successor Company are parties to that certain Agreement and Plan of Merger, dated as of January 19, 2012 (the “Merger Agreement”), which provides for the merger of the Company with and into the Successor Company, with the Successor Company continuing its existence (the “Merger”), which Merger will be effective at 5:00 p.m. EST on February 22, 2012 (the “Effective Time”); and

WHEREAS, Section 11.01 of the Indenture provides, among other things, that the Company shall not merge with any other corporation, unless (i) the successor corporation (if other than the Company), shall by supplemental indenture satisfactory to the Trustee, executed and delivered to the Trustee by such corporation, expressly assume the due and punctual payment of the principal of and, premium, if any, and interest on all the Securities, according to their tenor, and the due and punctual performance and observance of all of the covenants and conditions of the Indenture to be performed by the Company and (ii) such successor corporation shall not, immediately after such merger, be in default in the performance of any such covenant or condition; and

WHEREAS, Section 10.01 of the Indenture provides, among other things, that the Company and the Guarantor, when authorized by resolution of their respective Boards of Directors or, in the case of the Company, by resolution of the Securities Issuance Committee or certificate of the Designated Officers or, in the case of the Guarantor, by resolution of the Funding Committee, and the Trustee may from time to time enter into a supplemental indenture without the consent of the Holders of any Securities at the time Outstanding to evidence the succession of another corporation to the Company and the assumption by the successor corporation of the covenants, agreements and obligations of the Company pursuant to Article Eleven of the Indenture; and

WHEREAS, at the Effective Time, the Successor Company will succeed to and be substituted for the Company with the same effect as if it had been named in the Indenture as the Company and the

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Company shall be relieved of any further obligation under the Indenture and under the Securities in accordance with Section 11.02 of the Indenture;

WHEREAS, the Company, pursuant to the foregoing authority, proposes in and by this First Supplemental Indenture to amend and supplement the Indenture and has requested that the Trustee join in the execution of this First Supplemental Indenture;

WHEREAS, all acts, conditions and requirements necessary to make this First Supplemental Indenture a valid and legally binding instrument in accordance with its terms and for the purposes set forth herein have been performed, complied with and fulfilled and the execution and delivery hereof has been in all respects duly authorized;

NOW, THEREFORE:

In consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, each of the Company, the Successor Company, the Guarantor and the Trustee, intending to be legally bound hereby, has executed and delivered this First Supplemental Indenture and hereby mutually covenant and agree for the equal and ratable benefit of the Holders of Securities from time to time as follows:

Section 1.  Definitions.

(a)           Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Indenture.

(b)           The words “herein,” “hereof” and “hereby” and other words of similar import used in this First Supplemental Indenture refer to this First Supplemental Indenture as a whole and not to any particular Section hereof.

Section 2.  Assumption of Obligations; Succession.

(a)           Pursuant to Section 11.01 of the Indenture, the Successor Company, as the surviving corporation of the Merger, hereby, from and after the Effective Time, expressly assumes the due and punctual payment of the principal of and, premium, if any, and interest on the Securities, and the due and punctual performance and observance of all of the covenants, agreements, obligations and conditions to be performed by the Company under the Indenture and the Securities with the same effect as if the Successor Company had been named as the Company in the Indenture and the Securities.

(b)           Pursuant to Section 11.02 of the Indenture, the Successor Company shall, from and after the Effective Time, by virtue of the foregoing assumption and the delivery of this First Supplemental Indenture, succeed to and be substituted for the Company with the same effect as if it had been named in the Indenture and the Securities as the Company and the Company shall be relieved of any further obligation under the Indenture and the Securities.

Section 3.  Miscellaneous.

(a)           Effectiveness.  This First Supplemental Indenture shall become effective as of the Effective Time.

(b)           Ratification of Indenture.  All the provisions of this First Supplemental Indenture shall be deemed to be incorporated in, and made a part of, the Indenture; and the Indenture, as

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supplemented and amended by this First Supplemental Indenture, shall be read, taken and construed as one and the same instrument.  The Indenture, as amended hereby, is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect.  Every Holder of Securities heretofore or hereafter authenticated and delivered under the Indenture shall be bound hereby.

(c)           Headings.  The headings of the Sections of this First Supplemental Indenture are inserted for convenience of information and reference and shall not be deemed to be a part thereof.

(d)           Counterparts.  This First Supplemental Indenture may be executed in any number of counterparts each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.  Delivery of an executed signature page to this First Supplemental Indenture by facsimile, email or other electronic transmission shall be effective as delivery of a manually signed counterpart of this First Supplemental Indenture.

(e)           Conflict with Trust Indenture Act.  If any provision hereof limits, qualifies or conflicts with another provision hereof which is required to be included in this First Supplemental Indenture by any of the provisions of the Trust Indenture Act, such required provision shall control.

(f)           Successors and Assigns.  All covenants and agreements in this First Supplemental Indenture by the Company, the Successor Company and the Guarantor shall bind their respective successors and assigns, whether so expressed or not.

(g)           Benefits of First Supplemental Indenture.  Nothing in this First Supplemental Indenture, express or implied, shall give to any person, other than the parties hereto and their successors hereunder and the Holders of Securities, any benefit or any legal or equitable right, remedy, or claim under this First Supplemental Indenture.

(h)           Trustee Not Responsible for Recitals. The recitals and statements herein contained are made by the Company, the Successor Company and the Guarantor, as the case may be, and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof.  The Trustee makes no representation as to the validity or sufficiency of this First Supplemental Indenture.

(i)           Notices. For purposes of Section 16.03 of the Indenture, the address of the Successor Corporation is:

General Electric Capital Corporation

        260 Long Ridge Road
        Stamford, Connecticut 06927
        United States of America
        Attention: Senior Vice President, Corporate Treasury and Global Funding Operations

(j)           Governing Law. This First Supplemental Indenture shall be deemed to be a contract made under the laws of the State of New York, and for all purposes shall be construed in accordance with the laws of said State.

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IN WITNESS WHEREOF, the parties have caused this First Supplemental Indenture to be duly executed as of the date first above written.

GENERAL ELECTRIC CAPITAL SERVICES, INC., as
the Company

By:	/s/Eric C. Duenwald
Name:	Eric C. Duenwald
Title:	Vice President and Assistant Treasurer

GENERAL ELECTRIC CAPITAL CORPORATION, as
the Successor Company

By:	/s/Kathleen J. Yoh
Name:	Kathleen J. Yoh
Title:	Vice President and Assistant Treasurer

GENERAL ELECTRIC COMPANY, as
the Guarantor

By:	/s/Kathryn A. Cassidy
Name:	Kathryn A. Cassidy
Title:	Senior Vice President and Treasurer

[SIGNATURE PAGE TO FIRST SUPPLEMENTAL INDENTURE]

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THE BANK OF NEW YORK MELLON, as
the Trustee

By:	/s/Eva L. Waite
Name:	Eva L. Waite
Title:	Associate

[SIGNATURE PAGE TO FIRST SUPPLEMENTAL INDENTURE]

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